SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): See Item 8.01

                                  ------------


                               SECURED INCOME L.P.
             (Exact name of registrant as specified in its charter)


             Delaware                0-17412          06-1185846
             --------                -------          ----------
 (State or other jurisdiction of   (Commission      (I.R.S. employer
  incorporation or organization)   file number)    identification no.)




c/o Wilder Richman Resources Corporation
          340 Pemberwick Road
        Greenwich, Connecticut                           06831
(Address of principal executive offices)              (Zip code)



       Registrant's telephone number, including area code: (203) 869-0900



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ITEM 8.01.  OTHER EVENTS.


            On July 13, 2006, Columbia Westmont Associates, L.P. ("Columbia") completed the sale of The Westmont, a 163 unit residential complex (including certain commercial space) in New York City, to the Archstone-Smith Operating Trust, an affiliate of the Archstone-Smith Trust, a New York Stock Exchange listed real estate investment trust. Archstone-Smith Trust is not affiliated with Secured Income L.P. (Columbia's limited partner) (the "Partnership") or its general partners. The purchase price for the complex was $87,750,000.

            Distributions totaling approximately $45,216,246, made after retirement of certain mortgage obligations, payment of expenses and distributions to the general partners of Columbia, representing the Partnership's share of the sales proceeds net of reserves held by Columbia were received by the Partnership in July 2006. The Partnership plans to make a distribution of such funds totaling approximately $42.10 per Unit on or about August 4, 2006 to Unit holders of record as of July 14, 2006. The distribution to certain Unit Holders is expected to be reduced for payment of New York State estimated withholding tax.

            Carrollton X Associates Limited Partnership ("Carrollton"), the owner of Fieldpointe Apartments, a 252 unit residential complex in Frederick, Maryland, is continuing its negotiations to sell the complex for a purchase price of approximately $25,500,000. The Partnership is the limited partner of Carrollton, and is affiliated with one of its general partners. Following the sale of the Fieldpointe complex, the Partnership intends to distribute the net proceeds to which it is entitled under the partnership agreement of Carrollton to its limited and general partners, less a small reserve, in accordance with the terms and conditions of the Partnership's limited partnership agreement.

            Because this distribution includes a full return of Unit Holders' invested capital, originally $20.00 per Unit, quarterly cash distributions will continue to be paid up until the date of this distribution at an annualized rate of 8%. At this time, the Partnership does not intend to make any further quarterly cash distributions, but intends to hold in reserve any cash distributions received by the Partnership from Carrollton between now and the sale of the property, and to distribute any such funds after the sale of the property is closed; however, the Partnership may reconsider this position depending upon future events. The Partnership would like to close a sale of the Fieldpointe property in 2006, however, there is no guarantee that this will occur in that time frame or at all. The disposition of the two complexes by their respective owners is consistent with a plan of liquidation and winding up of the business of the Partnership. After the final distribution is paid, the Partnership intends to dissolve.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      SECURED INCOME L.P.
                                      By:  Wilder Richman Resources Corporation,
                                           its General Partner


                                      By:  /s/Richard Paul Richman
                                           -------------------------------------
                                           Name:  Richard Paul Richman
                                           Title: Chief Executive Officer

Date: August 3, 2006